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                                                                   EXHIBIT 10.35





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                            ASSET PURCHASE AGREEMENT


                                     BETWEEN


                               UNISYS CORPORATION

                                       AND

                            BROADWAY & SEYMOUR, INC.,

                                   DATED AS OF



                                  JULY 24, 1997

                  REGARDING THE VISUALIMPACT SOFTWARE BUSINESS


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                                TABLE OF CONTENTS

BACKGROUND STATEMENT.......................................................... 1
STATEMENT OF AGREEMENT........................................................ 1
ARTICLE 1..................................................................... 1
THE TRANSACTION............................................................... 1
1.1 Transfer of Assets........................................................ 1
1.2 Payment at Closing........................................................ 2
1.3 Assumption of Liabilities................................................. 3
1.4 Additional Consideration.................................................. 4
1.5 Termination of License.................................................... 7
1.6 The Closing............................................................... 8
1.7 Deliveries at Closing..................................................... 8
         (a) Documents and Certificate........................................ 8
         (b) Delivery......................................................... 8
         (c) Additional Agreements............................................ 8
1.8 Allocation of Purchase Price.............................................. 8
1.9 Taxes and Prorations...................................................... 8
ARTICLE 2..................................................................... 9
REPRESENTATIONS AND WARRANTIES OF BSI......................................... 9
2.1 Organization and Standing of BSI.......................................... 9
2.2 Execution and Enforceability of Agreements................................ 9
2.3 Compliance with Laws...................................................... 9
2.4 Consents and Approvals.................................................... 9
2.5 Assets....................................................................10
2.6 Software and Proprietary Rights...........................................10
         (a) Software, Diagnostics and Documentation..........................10
         (b) Other Software...................................................10
         (d) Proprietary Rights...............................................11
         (e) No Infringement..................................................11
         (f) Condition........................................................11
         (g) Maintenance......................................................11
         (h) Year 2000 Compliant..............................................12
         (i) No Other Warranties..............................................12
2.7 Contracts.................................................................12
2.8 Taxes.....................................................................12
2.9 Litigation................................................................13
2.10 Labor and Employment Matters.............................................13
         (a) Employment Agreements............................................13
         (b) Collective Bargaining............................................13
         (c) Plans............................................................14
         (d) Compensation and Benefits........................................14
2.11 Absence of Changes or Events.............................................14
2.12 Commission...............................................................14
2.13 Financial Information....................................................14

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2.14 Full Disclosure..........................................................15
ARTICLE 3.....................................................................15
REPRESENTATIONS AND WARRANTIES OF BUYER.......................................15
3.1 Organization and Standing of Buyer........................................15
3.2 Execution and Enforceability of Agreements................................15
3.3 Consents and Approvals....................................................15
3.4 Commission................................................................15
3.5 Full Disclosure...........................................................15
ARTICLE 4.....................................................................16
COVENANTS.....................................................................16
4.1 Operation of Business Prior to Closing....................................16
4.2 Consummation of Agreement.................................................17
4.3 Publicity.................................................................17
4.4 Warranty Claims...........................................................17
4.5 Business Employees........................................................17
4.6 Agreement Not to Solicit Employees........................................18
4.7 Nonassignable Contracts...................................................18
4.8 Compliance with Bulk Sales Laws...........................................19
4.9 Additional Documents; Updated Schedules...................................19
4.10 Non-Solicitation.........................................................19
4.11 Books and Records........................................................19
         (a) Access...........................................................19
         (b) Destruction......................................................19
         (c) Confidentiality..................................................20
4.12 Non-Competition..........................................................20
ARTICLE 5.....................................................................20
ACCESS TO INFORMATION; CONFIDENTIALITY........................................20
5.1 Access to Information.....................................................20
5.2 Confidentiality...........................................................20
ARTICLE 6.....................................................................20
CLOSING CONDITIONS............................................................20
6.1 Mutual Conditions.........................................................20
6.2 Conditions to the Obligations of BSI......................................21
6.3 Conditions to the Obligations of Buyer....................................22
ARTICLE 7.....................................................................23
TERMINATION...................................................................23
7.1 Termination...............................................................23
7.2 Procedure and Effect of Termination.......................................23
ARTICLE 8.....................................................................25
INDEMNIFICATION...............................................................25
8.1 Survival of Representations...............................................25
8.2 BSI's Agreement to Indemnify..............................................25
         (a) Agreement to Indemnify...........................................25
         (b) Limitations......................................................25
         (c) Claims by Other Persons..........................................26

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8.3 Buyer's Agreement to Indemnify............................................26
         (a) Agreement to Indemnify...........................................26
         (b) Limitations......................................................27
         (c) Claims by Other Persons..........................................27
ARTICLE 9.....................................................................28
GLOSSARY OF DEFINITIONS AND TERMS.............................................28
ARTICLE 10....................................................................32
MISCELLANEOUS PROVISIONS......................................................32
10.1 Expenses.................................................................32
10.2 Amendment and Modification...............................................32
10.3 Waiver of Compliance; Consents...........................................32
10.4 Notices..................................................................32
10.5 Binding Agreement; Assignment............................................33
10.6 No Rights in Third Parties...............................................33
10.7 Governing Law............................................................33
10.8 Counterparts.............................................................33
10.9 Interpretation...........................................................33
10.10 Entire Agreement........................................................33


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         THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of July 24,
1997, is by and between Unisys Corporation, a Delaware corporation ("Buyer"), and Broadway & Seymour, Inc., a Delaware corporation ("BSI").


                              BACKGROUND STATEMENT

         BSI owns, develops, markets and maintains various versions and releases of software products commonly referred to as "VisualImpact" and "Echo" (the "Business"). BSI and Buyer entered into a Software License Agreement dated March 28, 1996 (the "1996 License Agreement") pursuant to which BSI licensed certain versions of VisualImpact to Buyer.

         Buyer now desires to purchase the VisualImpact and Echo software and certain other assets relating to the Business from BSI and to assume certain liabilities relating to the Business, subject to the terms and conditions set forth in this Agreement. In connection with that purchase, the parties wish to terminate the 1996 License Agreement and all of the rights and obligations of the parties thereunder. This Agreement sets forth in more detail the agreements and understandings of the parties.


                             STATEMENT OF AGREEMENT

         In consideration of the mutual covenants herein contained, the parties hereto agree as follows:


                                   ARTICLE 1.

                                 THE TRANSACTION

         1.1 TRANSFER OF ASSETS. At the Closing, BSI shall sell, transfer, assign and deliver to Buyer all of its right, title and interest in the following rights and properties of BSI (specifically excluding any Excluded Assets (as defined below), the "Assets"):

         (a) all of BSI's right, title and interest in the Software, Diagnostics and Documentation, including, without limitation, BSI's Proprietary Rights relating thereto, including without limitation any of the foregoing that are escrowed with Buyer pursuant to the 1996 License Agreement;

         (b) any Other Software that is owned by BSI and used exclusively in the Business; and BSI's contract rights in any Other Software that is licensed from other Persons and used exclusively in the Business;
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         (c)      Business Records relating exclusively to the Business and not to the retained business of BSI;

         (d) Fixed Assets used exclusively in the Business, including BSI's contract rights in any such Fixed Assets leased by BSI from any other Person, which Fixed Assets are set forth on SCHEDULE
                  1.1 (d);

         (e) those Contracts relating exclusively to the Business that are listed on SCHEDULE 1.1A, and all rights of BSI of any nature whatsoever arising out of any such Contract, including any rights arising as a result of the breach thereof;

         (f) any other assets used by BSI exclusively in the operation of the Business;

         (g) to the extent assignable, any Permits which are exclusively related to or used in the Business; and

         (h) those Marks and Trade Names relating exclusively to the Business that are listed in SCHEDULE 1.1B and all of the goodwill associated with the Business.

         (i) all of BSI's right, title and interest in the Echo software, including, without limitation, BSI's Proprietary Rights relating thereto.

Buyer shall not be acquiring any asset, right or interest of BSI except as expressly set forth above. Furthermore, notwithstanding any provision herein to the contrary, BSI does not sell, and Buyer is not acquiring, the assets set forth on SCHEDULE 1.1C (the "Excluded Assets"). At the Closing, BSI shall convey the Assets to the Buyer, free and clear of any Encumbrance other than Permitted Encumbrances. At the Closing, Buyer shall purchase the Assets from BSI, upon and subject to the terms and conditions of this Agreement, and in reliance on the warranties, representations and covenants of BSI contained in this Agreement.

The parties acknowledge that Buyer is not acquiring from BSI any of BSI's accounts receivable relating to the Business ("Accounts Receivable"). From and after the Closing Buyer shall act as BSI's agent for the collection of Accounts Receivable, shall exercise its reasonable best efforts to collect such accounts (consistent with the efforts used by Buyer to collect its own accounts receivable) on behalf of and for the benefit of BSI and shall remit to BSI full payment in respect of Accounts Receivable, to the extent received by Buyer, within ten (10) business days after such receipt. In the event any Account Receivable remains unpaid after six (6) months after the issuance of the invoice therefor, upon written notice by BSI to Buyer such agency relationship may be terminated (but only with respect to such Account Receivable, or such other Accounts Receivable specified in any such notice).

         1.2 PAYMENTS. (a) In consideration of the transfer to Buyer of the Assets and the performance by BSI of its obligations under this Agreement, and subject to the terms and conditions of this Agreement, Buyer shall pay to BSI at the Closing, by certified check or wire transfer of funds, an amount (the "Closing Payment") equal to the difference between $3,000,000


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and the Prepayment (as defined below). The "Prepayment" shall be determined by deducting (a) any royalty amounts actually paid or payable by Buyer to BSI under the 1996 License Agreement in respect of sales of VisualImpact occurring on or after April 1, 1997 and prior to the Closing Date from (b) the sum of $1,975,000 and any prepaid royalties existing as of the Closing made by Buyer to BSI pursuant to the 1996 License Agreement.

         (b) The parties acknowledge that, in addition to the other prorations contemplated by Section 1.9, the parties intend to allocate between Buyer and BSI and prorate, as of the Closing, the prepaid expenses, work-in-process and items of deferred revenue relating to the Business for the periods prior to the Closing and following the Closing, respectively. Accordingly, at the Closing and for each calendar month commencing with the month in which the Closing occurs and continuing until reasonably determined by the parties to be no longer necessary, Buyer and BSI will negotiate in good faith and cause all adjustments to be made (and any cash collections and disbursements received or made by any party hereto after the Closing for the benefit of the other to be remitted or reimbursed) to give effect to such allocation and proration. In addition, the parties agree to make an appropriate adjustment to the purchase price (in an aggregate amount not to exceed $50,000) at Closing with respect to assets purchased (including Fixed Assets and inventory, subsequent to June 30, 1997 by BSI for the normal operation of the Business), which purchases have been approved by Buyer in writing.

         1.3 ASSUMPTION OF LIABILITIES. As of the Closing Date, Buyer shall assume, and shall thereafter timely pay, discharge and perform, only the following obligations and liabilities of BSI existing as of the Closing Date (the "Assumed Liabilities"):

         (a) BSI's obligations under those Contracts listed on SCHEDULE 1.1A, including both executory obligations and monetary obligations accruing subsequent to Closing;

         (b) all of BSI's liabilities arising from and after the Closing related to the Fixed Assets;

         (c) all accrued vacation, sick leave and similar obligations to any employees of the Business who are offered and accept employment by Buyer at or immediately following the Closing; and

         (d) other liabilities listed by type, contract, payee and amount in SCHEDULE 1.3.

Except as expressly set forth in this SECTION 1.3, Buyer shall neither assume nor become liable for the payment or performance of any other Liabilities of BSI (the "Retained Liabilities"), including, without limitation, the following:

                   (i) accounts payable of BSI relating to the Business arising prior to the Closing;

                  (ii) Liabilities of BSI concerning employee compensation and benefits accrued on or prior to the Closing Date under BSI's employee compensation and benefit Plans;

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                  (iii)    Liabilities of BSI to the extent arising out of the
                           employment relationship between BSI and employees of the Business prior to the Closing (except for the accrued vacation and leave obligations set forth in subsection 1.3(c) above), including, without limitation, any Liabilities or claims based upon any Law or contract;

                   (iv) Liabilities of BSI to the extent arising out of the employment relationship between BSI and employees of the Business who do not become employees of Buyer, including, without limitation, Liabilities with respect to contractual or legal obligations of BSI regarding severance or termination pay or notice;

                    (v) Liabilities of BSI to the extent not exclusively related to the Business;

                   (vi) Taxes, including any late payment penalties and interest, with respect to the Business or its employees arising on or prior to the Closing Date;

                  (vii) Except as specifically and expressly assumed above, any Liabilities of BSI arising from or relating to the ownership or operation of the Business prior to the Closing.

         1.4 ADDITIONAL CONSIDERATION. In further consideration of the transfer to Buyer of the Assets and the performance by BSI of its obligations under this Agreement, Buyer shall pay to BSI an additional amount (the "Earn-Out Payments") calculated as follows:

         (a) The Earn-Out Payments shall be payable with respect to that period of time commencing with the Closing and ending on December 31, 2000 (the "Earnout Period").

         (b) Within forty-five days after the end of each calendar quarter during the Earnout Period, Buyer shall pay to BSI an amount equal to ten percent (10%) of Buyer's End User Revenue (as defined below) during that calendar quarter. The maximum additional consideration payable hereunder is Three Million Five Hundred Thousand Dollars ($3,500,000). Buyer shall continue to make quarterly payments, as provided above, throughout the Earn-Out Period (including payment for the final quarter of calendar year 2000), or until the Earn-Out Payments total $3,500,000, whichever occurs first. The minimum additional consideration payable hereunder is One Hundred Fifty Thousand Dollars ($150,000) per calendar quarter (it being understood that with respect to the quarter ending September 30, 1997 (in the event the Closing occurs prior to September 30, 1997), such minimum amount shall equal the pro rata portion of $150,000 in respect of such calendar quarter, which shall be paid by Buyer at Closing, and it being further understood that on or before December 31, 1997 Buyer will pay to BSI an amount equal to $150,000 for the quarter ended December 31 1997 (which prepayments will be




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                  subject to adjustment in later quarters in the event the
                  amount due hereunder is less than the amount so prepaid)), beginning with the calendar quarter ending September 30, 1997, with an aggregate of Two Million Dollars ($2,000,000). If the cumulative additional consideration paid to BSI under the terms of this SECTION 1.4 is less than $150,000 for any calendar quarter, Buyer shall pay the difference to BSI with its payment due for such calendar quarter until the aggregate amount of $2,000,000 has been paid by Buyer under this SECTION 1.4; provided, however, that in the event Buyer pays to BSI an amount in excess of $150,000 in respect of any calendar quarter, for any subsequent quarter(s) in which the amount due hereunder is less than $150,000, the amount of any such excess over $150,000 for such prior quarter will be credited to Buyer for purposes of determining the payment due in respect of such subsequent quarter(s); provided, further, that for any calendar quarter in which (a) the amount due hereunder is less than $150,000 (the difference being referred to as the "Difference") and (b) Buyer pays to BSI an amount equal to $150,000, for any subsequent quarter(s) in which End User Revenue is greater than $150,000, then for such subsequent quarter(s) Buyer shall be entitled to apply the amount of the Difference (until the entire amount of such Difference shall have been so applied) such that Buyer will be required to pay to BSI only an amount equal to $150,000 for such subsequent quarter(s).

         (c) The term "End User Revenue" means those amounts payable to Buyer and its Affiliates from the sale, licensing or sublicensing of the Software, Diagnostics or Documentation and all Derivative Works thereof to end users less the following items: (i) trade, cash and quantity discounts actually allowed and taken; (ii) excises, sales Taxes or other Taxes imposed upon and paid with respect to such sales (excluding national, state, local or foreign Taxes based on income); (iii) amounts repaid or credited by reason of rejections, defects, recalls or returns or because of retroactive price reductions; (iv) rebates paid pursuant to government regulations; (v) product and software maintenance charges or fees; and (vi) fees for consulting or development services; provided, however, that any deductions made pursuant to clauses (v) and (vi) shall be based on allocations among fees for the sale, licensing and sublicensing of Software, Diagnostics, Documentation and Derivative Works, on the one hand, and fees or charges for maintenance or professional services, on the other, as are fair and reasonable under the circumstances and as are commensurate with the relative values of the types of products and services being delivered, and that the portion of the proceeds allocated to the Software, Diagnostics and Documentation is no less than the fair market value of a "stand alone" transaction. For the purposes of this SECTION 1.4, "Software" shall include "Echo Software".

         (d) End User Revenue shall be determined from the books and records of Buyer, maintained in accordance with the relevant generally accepted accounting principles, consistently applied. In the event that the Software, Diagnostics or Documentation or a Derivative Work thereof is sold as part of a Bundled Product, the End User Revenue from the Bundled Product shall be determined by


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                  multiplying the End User Revenue of the Bundled Product
                  (applying the "End User Revenue" definition above) by the fraction A/A+B, where A is the average sale price of such Software, Diagnostics or Documentation or Derivative Work thereof when sold separately in finished form and B is the average sale price of the other product(s) included in the Bundled Product when sold separately in finished form. In the event that such average sale price cannot be determined for both such Software, Diagnostics or Documentation or Derivative Work thereof and all other product(s) included in the Bundled Product, End User Revenue shall be calculated by multiplying the End User Revenue of the Bundled Product by the fraction C/C+D, where C is the fair market value of such Software, Diagnostics or Documentation or Derivative Work thereof and D is the fair market value of all other product(s) included in the Bundled Product. As used above, the term "Bundled Product" means any computer software product comprised of Software, Diagnostics or Documentation or a Derivative Work thereof and any other computer software product, and the term "Derivative Work" means any new version or release of the Software, Diagnostics or Documentation (whether renamed or bundled with other computer software products), including any Updates or Upgrades thereof, but not including any Enhancements thereto developed entirely by Buyer following the Closing which include no more than an insubstantial portion of the Software, Diagnostics or Documentation. In the event that a material portion of the Software, Diagnostics or Documentation is incorporated into another computer software product developed by or on behalf of Buyer, the End User Revenue attributable to such other computer software product shall be prorated based upon the extent to which such source code or object code so incorporated contributes to the functionality thereof, as mutually determined by BSI and Buyer. Any particular amount shall be deemed to be payable on the date that it is specified as being payable in the contract with the end user. If there is no such contract, or no such date in the relevant contract, any particular amount shall be deemed to be payable on the earlier of the date that the product or service is provided to the end user or the date that such amount is invoiced to the end user. Should Buyer agree with any end user to defer any potential End User Revenue beyond the date on which such revenue would customarily be due in the ordinary course of business, such revenue shall be deemed to have been payable when such amounts would have been due in the ordinary course of business. Should Buyer or its Affiliates market the Software, Diagnostics or Documentation to end users through unaffiliated Persons, the term End User Revenue means the amount paid by that Person to Buyer or its Affiliates for the Software, Diagnostics or Documentation, whether such amount is a fixed amount or a royalty or similar payment; provided, however, that if other of Buyer's products are resold by such Person, End User Revenue in respect of sales of the Software, Diagnostics or Documentation shall be no less than the amount that would be payable in a stand-alone transaction by such Person.

         (e) Should Buyer discontinue the Business during the Earnout Period or otherwise cease the sale, licensing or sublicensing of the Software, Diagnostics,


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                  Documentation or Derivative Works, BSI shall be deemed to be entitled to receive, in a single lump-sum payment within 10 days after such discontinuation or cessation, an amount equal to the minimum additional consideration payable under this
                  SECTION 1.4.

         (f) Buyer shall provide BSI with a report, within forty-five days after the end of each calendar quarter during the Earnout Period, that describes in reasonable detail the calculation of End User Revenue for that calendar quarter. BSI shall have the right to conduct annual audits of Buyer's records to the extent reasonably necessary to understand and verify Buyer's calculation relative to the determination of End User Revenue. Such audits shall be conducted by a nationally recognized independent auditing firm approved by each of BSI and Buyer. BSI shall notify Buyer in writing at least 30 days in advance of such audit. Any such audit shall be performed during normal working hours. The results of such audit shall be furnished to BSI and Buyer in writing within 45 days following the commencement thereof. In the event such audit reveals that the amount of the Earn-Out Payments owed to BSI exceeds the amount of the Earn-Out Payments made to BSI, Buyer shall pay to BSI such difference. In the event such audit reveals that the amount of the Earn-Out Payments made to BSI exceeds the amount of the Earn-Out Payments owed to BSI, Buyer shall use such difference as a credit against future Earn-Out Payments owed to BSI (it being understood that once Buyer shall have paid to BSI the full amount owed in respect of this Section 1.4 for the Earn-Out Period, then any additional amounts having been paid to BSI shall be refunded to Buyer). The costs of any such audit shall be borne by BSI; provided, however, that in the event that such audit reveals that the amount of the Earn-Out Payments owed to BSI exceeds the amount of the Earn-Out Payments made to BSI by 10% or more in respect of any calendar quarter audited, such costs shall be borne by Buyer. As a condition to the conduct of any such audit, the auditing firm shall be required to execute and deliver to Buyer an agreement, reasonably satisfactory to Buyer, pursuant to which such auditing firm shall agree that all data and information acquired by it or its employees from Buyer during such audit shall be used by it solely to verify the accuracy of the quarterly Earn-Out Payment reports submitted by Buyer and otherwise shall not be disclosed to any other party, including BSI, for any reason.

         1.5 TERMINATION OF LICENSE. Upon the Closing, the 1996 License Agreement shall terminate, without further action by either party, and notwithstanding any provision to the contrary therein, no provision thereof shall survive and neither party shall have any further rights or obligations thereunder, including without limitation any further obligation of the Buyer to pay royalties or fees thereunder and any further obligation of BSI to provide maintenance or technical support; provided, however, that Articles 15 and 19 of such License Agreement shall remain in effect with respect to any claims arising with respect to any period of time prior to Closing (it being understood that Article 15 shall survive as to confidential information exchanged by the parties pursuant to the 1996 License Agreement prior to Closing). At the Closing, BSI shall return to Buyer the development hardware described in Addendum G to the 1996 License


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Agreement (and any modification or replacement thereto provided by Buyer to BSI pursuant to the 1996 License Agreement) and the Buyer's information and documents provided to BSI pursuant to Article 3 of the 1996 License Agreement, to the extent that any of the foregoing is still in BSI's possession.

         1.6 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall occur on August 29, 1997, or on such other date as may be agreed upon by the parties (the "Closing Date"). The Closing will take place on the Closing Date at the offices of BSI, 128 South Tryon Street, Charlotte, North Carolina 28202.

         1.7 DELIVERIES AT CLOSING.

         (a) Documents and Certificates. At the Closing, the parties shall execute and deliver to each other the certificates and opinions of counsel and documents required to be delivered pursuant to ARTICLE 6 and all documents necessary to effect the transactions contemplated in this Agreement, including bills of sale, assignments, consents and assumption agreements.

         (b) Delivery. On the Closing Date, BSI shall physically deliver the Assets to Buyer at the location at which each such Asset is then located, or at such other place as may be agreed upon by the parties. Title and risk-of-loss with respect to each Asset shall pass at the location at which the Asset is transferred. Simultaneously with such delivery, BSI shall take any steps necessary to place Buyer in possession and operating control of the Assets.

         (c) Additional Agreements. At the Closing, the parties shall enter into a Temporary Services and Facilities Use Agreement in form and substance reasonably satisfactory to the parties (the "Services Agreement") pursuant to which BSI will provide certain transitional services and facilities to Buyer.

         1.8 ALLOCATION OF PURCHASE PRICE. On or before the Closing Date BSI and Buyer will agree upon an allocation of the Closing Payment and the Earn-Out Payments among the Purchased Assets. BSI and Buyer agree to report the purchase and sale of the Assets and the assumption of the Assumed Liabilities in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and on a consistent basis, and shall provide each other with copies of any statements required thereunder prior to the filing of any federal income tax return in which such statement must be included.

         1.9 EXPENSES, TAXES AND PRORATIONS. Each party shall be responsible for the payment of costs and expenses it has incurred and will incur in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that the parties shall each pay one-half of any sales, use, transfer, or similar Taxes arising from this Agreement, the sale of the Assets and the transactions contemplated hereby. The parties shall make appropriate payments at, or as soon as practical after Closing, to reflect the following prorations: (a) ad valorem property taxes on the tangible Assets for the year of Closing shall be


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prorated on a calendar year basis to the Closing Date; (b) all utilities, rent, equipment lease payments and similar obligations covering a period of time that includes the Closing Date shall be prorated as of the Closing Date; and (c) all Contracts under which the Buyer will have executory obligations shall be adjusted so that the percentage of payments actually received under each such contract by each of Buyer and BSI matches the percentage of the obligation thereunder performed by Buyer and BSI, respectively.


                                   ARTICLE 2.

                      REPRESENTATIONS AND WARRANTIES OF BSI

         BSI represents and warrants to Buyer as follows:

         2.1 ORGANIZATION AND GOOD STANDING OF BSI. BSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. BSI has full corporate power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and Assets and to carry on the Business as presently conducted.

         2.2 EXECUTION AND ENFORCEABILITY OF AGREEMENTS. BSI has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by BSI of this Agreement and the performance by BSI of its obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of BSI. This Agreement has been duly executed and delivered by BSI and constitutes the legal, valid and binding obligation of BSI, enforceable against it in accordance with its terms.

         2.3 COMPLIANCE WITH LAWS. BSI is operating and has operated the Business in material compliance with all applicable Laws of any Governmental Authority and no facts or circumstances exist that, with or without the passing of time or the giving of notice or both, might reasonably serve as the basis for any claim that BSI is not operating the Business in material compliance with any such Laws. BSI does not have any Permits that are used in connection with the Business, other than those Permits that apply generally to BSI and its retained business.

         2.4 CONSENTS AND APPROVALS. Except as set forth in SCHEDULE 2.4, there is no requirement applicable to BSI to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Authority as a condition to the lawful consummation of the transactions contemplated hereby. Neither the execution, delivery or performance by BSI of this Agreement nor BSI's compliance with the terms hereof will: (a) conflict with any provision of the Certificate of Incorporation or bylaws of BSI; (b) except as set forth in
SCHEDULE 2.7, result in a default (or give rise to any right of termination, cancellation or acceleration) or require any consent, approval or authorization of, or notice to, any third party under any Contract, (c) violate any Law or (d) result in any Encumbrances on any of the Assets or give any third party any interests or rights therein.

         2.5 ASSETS. Except as set forth on SCHEDULE 2.5, the Assets constitute all of the assets, rights and interests necessary to conduct the Business as presently conducted by BSI. BSI has, and, following the Closing, Buyer will have, the right to use all of the Assets in the manner that such Assets are presently used in the Business. BSI owns and will convey to Buyer, good, valid and marketable title to all of the Assets, free and clear of any Encumbrance other than Permitted Encumbrances, except: (a) Fixed Assets leased from any Person pursuant to a Contract listed on SCHEDULE 1.1A; (b) any Other Software licensed from any Person pursuant to a Contract listed on SCHEDULE 2.6(b); and
(c) the Echo Software, which is subject to the License Agreement, dated as of April, 1992, between BSI and Document Solutions, Inc. (the "DSI License").

         2.6 SOFTWARE AND PROPRIETARY RIGHTS.

         (a) Software, Diagnostics and Documentation. BSI owns all right, title and interest in and to the Software, Diagnostics and Documentation, has the right and authority to transfer the Software, Diagnostics and Documentation to Purchaser and has, and upon the Closing Buyer will have, the right to use the Software, Diagnostics and Documentation in the manner that such Software, Diagnostics and Documentation are presently being used in the Business. Each Person who participated in the development of any material portion of the Software, Diagnostics or Documentation has either so participated as an employee of BSI or has entered into a written agreement assigning any intellectual property rights (including, without limitation, any copyright) in such Software, Diagnostics or Documentation to BSI. BSI has not entered into any Contract that imposes any restriction or limitation upon BSI , or will impose any restriction or limitation upon Buyer, relating to the development, use or marketing of the Software, Diagnostics or Documentation. Except as listed in SCHEDULE 1.1A, there are no Contracts, written or, to BSI's Knowledge, oral, with respect to the license or use of Source Code or Object Code comprising the Software, Diagnostics or Documentation.

                  Subject to the third-party consent required under the DSI License, BSI has the right and authority to transfer the Echo Software to Buyer and has, and upon the Closing Buyer will have, the right to use Echo Software in the manner that such Echo Software is presently being used in the Business. Except for the DSI License, BSI has not entered into any Contract that imposes any restriction or limitation upon BSI, or that will impose any restriction or limitation upon Buyer, relating to the development, use or marketing of the Echo Software. Except as listed in SCHEDULE 1.1A, there are no Contracts, written or, to BSI's Knowledge, oral, with respect to the license or use of Source Code or Object Code comprising the Echo Software.

         (b) Other Software. SCHEDULE 2.6(b) lists all Other Software that BSI uses exclusively in the Business. With respect to each such Other Software program, SCHEDULE 2.6(b) indicates whether BSI owns the Other Software or licenses the Other Software from another Person either (i) via a shrink-wrap license which accompanied such software, either in written or electronic form, or (ii) pursuant to a license or sublicense Contract, executed by BSI, which contract is listed in SCHEDULE 2.6(b). Except as set forth in SCHEDULE 2.6(b), BSI has, and upon the Closing Buyer will have, the right to use all such Other Software in the manner that such Other Software is presently being used in the Business.

         (c) Proprietary Rights. SCHEDULE 2.6(c) lists each Mark and Trade Name that is used by BSI to identify the Business or the products marketed by the Business. There is no Patent that is owned or licensed by BSI and used in or in connection with the Business in any material respect. SCHEDULE 2.6(c) lists each Copyright registration owned by BSI and used in connection with the Business. BSI has not disclosed any Trade Secrets or other confidential or proprietary information contained in or relating to the Software, Diagnostics or Documentation to other Persons who are not under an obligation of confidentiality nor, to BSI's Knowledge, has any such Trade Secret or other confidential or proprietary information been misappropriated by any Person. To the Knowledge of BSI, no university, hospital, Governmental Authority or other organization has sponsored the research and development conducted by BSI relating to any of the Software, Diagnostics or Documentation or has any claim of right or ownership therein or Encumbrance thereon.

         (d) No Infringement. The Software, Diagnostics and Documentation and the Echo Software, do not generally interfere with, infringe upon or misappropriate any Proprietary Right of any other Person and, to BSI's Knowledge, no Person is interfering with, infringing upon or misappropriating any Proprietary Right used by BSI in its conduct of the Business; provided, however, that for purposes of the preceding sentence, "Proprietary Rights" shall not include Patents; and provided, further, that Buyer acknowledges that BSI has not conducted an investigation or search, nor engaged any third party, to conduct an investigation or search of Patents with regard to Software, Diagnostics or Documentation or the Echo Software. Without limiting the foregoing, BSI represents and warrants that it has marketed the Software, Diagnostics and Documentation since 1995 and has marketed the Echo Software since 1991, throughout the United States and that it has received no notice of, nor does it have knowledge of, any infringement of or any claim of infringement of any Proprietary Right.

         (e) Condition. Except as set forth on SCHEDULE 2.6(e), to the Knowledge of BSI, the Software and Diagnostics, and the Echo Software perform in all material respects in accordance with its respective specifications and documentation. To the Knowledge of BSI, except as set forth in SCHEDULE 2.6(e), the Software and Diagnostics and the Echo Software are substantially free from material defects in programming and operations.

         (f) Maintenance. Except as set forth on SCHEDULE 2.6(f), BSI has, and, upon the consummation of the Closing, Buyer will have, no obligation to any Person to maintain, modify, improve or upgrade any of the Software, Diagnostics or Documentation.

         (g) Year 2000 Compliant. BSI warrants that the advent of year 2000 will not adversely affect the performance of the Software and Diagnostics, or the Echo Software, with respect to date and date dependent data.

         (h) No Other Warranties. Except as expressly provided above, Buyer is acquiring the Software, Other Software, Diagnostics and Documentation, and the Echo Software on an "As Is" basis. EXCEPT AS EXPRESSLY PROVIDED ABOVE, BSI DISCLAIMS ALL WARRANTIES RELATING TO THE CAPABILITIES OR FUNCTIONING OF THE SOFTWARE, THE ECHO SOFTWARE, OTHER SOFTWARE, DIAGNOSTICS OR DOCUMENTATION, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

         2.7 CONTRACTS. Each Contract included within the Assets is a legal, valid, binding and enforceable obligation of BSI and the other party or parties to such Contract. Neither BSI nor any other party to any such Contract has committed a material uncured breach thereunder that would entitle the nonbreaching party to terminate such Contract. To BSI's knowledge (based exclusively on BSI's reliance upon representations of its employees), no offsets or counterclaims have been asserted under any such Contract and BSI has not waived any substantial rights thereunder. Except as set forth in SCHEDULE 2.7,
(i) BSI has the right to assign to Buyer each Contract included within the Assets without the consent of any other Person, (ii) upon such assignment, Buyer will have all of the rights of BSI under such Contract, and (iii) no such Contract may be terminated by any other party thereto as a result of the transactions contemplated by this Agreement. The Contracts included within the Assets constitute each Contract currently in effect which is related exclusively to the Business or necessary in connection with the continued ownership and operation of the Business. To BSI's knowledge (based exclusively on BSI's reliance upon representations of its employees), except as set forth on SCHEDULE 2.7, each of the Contracts included within the Assets is in written form. Prior to the date hereof, BSI has delivered to Buyer a complete and correct copy of each Contract included within the Assets.

         2.8 TAXES. BSI has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Person who has performed services within the scope of the Business. There are no Encumbrances with respect to Taxes (except for liens for taxes, assessments or other governmental charges not yet delinquent) upon any of the Assets. No facts exist or have existed that would constitute grounds for the imposition of any Encumbrance with respect to Taxes upon any of the Assets or that would otherwise obligate Buyer to pay any Taxes related to or arising out of BSI's conduct of the Business prior to the Closing. No audits or other proceedings before a Governmental Authority are presently pending with regard to any Taxes or Tax returns of BSI related primarily to the Business or the Assets, and BSI has not received written notice of any such pending audits or proceedings. There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against BSI related primarily to the Business or the Assets. All Tax returns of BSI have been filed on a timely basis, except for normal requests for extensions for time to file in accordance with applicable regulatory guidelines.

         2.9 LITIGATION. There are no lawsuits, claims, or legal, administrative or arbitration proceedings or investigations pending or, to the Knowledge of BSI, threatened by or against BSI and affecting the Business, the Assets or the Assumed Liabilities. To BSI's Knowledge, there is no order, decree or injunction of a Governmental Authority in effect that has had or that could reasonably be expected to have an adverse effect in any material respect on the Business.

         2.10 LABOR AND EMPLOYMENT MATTERS.

         (a) Employment Agreements. SCHEDULE 2.10(a) lists the name of each BSI employee who performs services exclusively within the scope of the Business (the "Business Employees") and each independent contractor who performs material services for BSI within the scope of the Business (the "Business Independent Contractors"), together with such Business Employee's or such Business Independent Contractor's respective title or job classification, current wage or salary and incentive compensation, employment commencement date with BSI and amount of vacation, sick or other or paid leave accrued but unpaid as of the date hereof. The Business Employees and the Business Independent Contractors include all of the employees of BSI or other personnel necessary for the development, delivery and maintenance of the Software, Diagnostics and Documentation and Echo Software as currently developed, delivered and maintained. BSI has delivered to Buyer complete and accurate copies of each written employment, consulting and similar agreement to which BSI is a party that applies to one or more of the Business Employees or Business Independent Contractors, all of which are listed on SCHEDULE 2.10(a). Except as disclosed on SCHEDULE 2.10(a), BSI is not a party to or bound by any written or oral agreement, or any employment practice or policy constituting a contractual obligation, or any consent decree, court order or statutory obligation: (i) for the employment of any Business Employee or Business Independent Contractor who is not terminable by BSI without penalty upon thirty days notice or less; (ii) with any labor union; or (iii) relating to the payment of any severance or termination payment, bonus or death benefit to any Business Employee.

         (b) Collective Bargaining. BSI is not a party to any collective bargaining agreement, and has not recognized or received a demand for recognition of any collective bargaining representative with respect thereto. During the past three years there have been no actual or, to BSI's Knowledge, threatened labor strikes, disputes or work stoppages or slow-downs nor, to the Knowledge of BSI, are any such actions threatened against BSI. No labor union or other representative has been designated or selected as the representative of the Business Employees in accordance with the National Labor Relations Act or any other applicable Law and, to the Knowledge of BSI, no union organizing activity is currently taking place with respect to the Business. To the Knowledge of BSI, BSI has not engaged in, and has not received written notice of any allegation of, any unfair labor practice related to the Business.

         (c) Plans. Prior to the Closing Date, BSI has not had any complete or partial withdrawal from any "multiemployer plan" (as defined in Section 3(37) or 4001(a)(3) of ERISA) ("Multiemployer Plan") that could result, directly or indirectly, in any withdrawal liability under Subtitle E of Title IV of ERISA. BSI does not participate in or contribute to, and never has participated in or contributed to, any Multiemployer Plan.

         (d) Compensation and Benefits. Set forth on SCHEDULE 2.10(d) is a list of BSI's current welfare, pension, compensation, bonus, incentive, stock option or other employee benefit Plans and policies currently in effect with respect to the Business Employees. Except for the Assumed Liabilities, Buyer will have no Liabilities for benefits, costs or expenses accrued on or prior to the Closing Date under BSI's welfare, pension, compensation, bonus, incentive, stock option or other employee benefit Plans, policies or procedures or any written or oral representations made by BSI promising or guaranteeing the continuation of employee benefits (except as set forth in SECTION 4.5 hereof).

         2.11 ABSENCE OF CHANGES OR EVENTS. Except as set forth in SCHEDULE 2.11, since December 31, 1996, BSI has not: (a) granted or made any commitments with respect to any increases in compensation to Business Employees, other than in the ordinary course of business; (b) conducted the Business other than in the ordinary course of business consistent with past practice; or (c) suffered any undisclosed material adverse change in the Business, Assets, condition (financial or otherwise) or results of operations of the Business. Except as set forth in SCHEDULE 2.11, since December 31, 1996, there has not been (i) any sale, lease, transfer, pledge, encumbrance or assignment of any of the Assets, tangible or intangible, or any material damage, destruction or loss, whether or not covered by insurance, to any of the Assets; (ii) any change in the insurance customarily maintained by BSI for the Business and the Assets; (iii) any material amendment or termination of any Contract related exclusively to the Business (other than a Contract with Buyer) or (iii) any agreement or commitment to do any of the foregoing.

         2.12 COMMISSION. Neither BSI nor any Person on its behalf has made any agreement or taken any action which may cause any Person to become entitled to a commission as a result of the sale of the Assets pursuant to this Agreement.

         2.13 FINANCIAL INFORMATION. Attached hereto as SCHEDULE 2.13 are the unaudited statement of operations ("P&L") for the period ended June 30, 1997 and the statement of net assets of the Business as of June 30, 1997 (the "Financial Statements"). To the Knowledge of BSI, the Financial Statements fairly present, in all material respects, the results of operations of the Business for the period then ended and the Assets and Assumed Liabilities for the Business

(among other assets and liabilities) as of the date thereof, subject to BSI's normal accounting policies and practices and subject to normal year-end adjustments and the absence of footnotes.

         2.14 FULL DISCLOSURE. The warranties and representations of BSI set forth in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary to avoid such warranties and representations being materially misleading.


                                   ARTICLE 3.

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to BSI as follows:

         3.1 ORGANIZATION AND STANDING OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         3.2 EXECUTION AND ENFORCEABILITY OF AGREEMENTS. Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Buyer of this Agreement and the performance by Buyer of its obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

         3.3 CONSENTS AND APPROVALS. There is no requirement applicable to Buyer to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Authority as a condition to the lawful consummation of the transactions contemplated hereby. Neither the execution, delivery or performance by Buyer of this Agreement nor Buyer's compliance with the terms hereof will conflict with any provision of the Articles of Incorporation or bylaws of Buyer or violate any Law.

         3.4 COMMISSION. Neither Buyer nor any Person on its behalf has made any agreement or taken any action which may cause any Person to become entitled to a commission as a result of the purchase of the Assets pursuant to this Agreement.

         3.5 FULL DISCLOSURE. The warranties and representations of the Buyer set forth in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary to avoid such warranties and representations being materially misleading.

                                   ARTICLE 4.

                                    COVENANTS

         4.1 OPERATION OF BUSINESS PRIOR TO CLOSING. BSI shall continue conducting the Business between the date hereof and the Closing in the ordinary course in substantially the same manner as presently conducted and shall make all reasonable efforts consistent with past practices to preserve the goodwill of the Business, perform its obligations under Contracts related to the Business in a timely fashion, comply with all applicable Laws and repair, keep and maintain the Assets in good order and condition, normal wear and tear excepted. BSI shall not do any of the following between the date hereof and the Closing, without the prior written consent of Buyer:

         (a) grant or agree to grant to any Business Employee any increase in compensation (other than increases in the ordinary course of business) or pay or agree to pay to any such person any bonus, severance or termination payment;

         (b) acquire or agree to acquire any assets that are material to the Business, except supplies and materials acquired in the ordinary course of business consistent with past practice and except as approved in writing by Buyer;

         (c) sell, lease, license or otherwise dispose of, or agree to sell, lease, license or otherwise dispose of, any Assets that are material to the Business, except for the license of Software, Diagnostics and Documentation in the ordinary course of business consistent with past practices;

         (d) take, or agree in writing or otherwise to take, any action that would make any of the representations or warranties of BSI contained in this Agreement untrue or incorrect or would result in any of the conditions set forth in this Agreement not being satisfied;

         (e) incur any Liability that would be an Assumed Liability, except in the ordinary course of business consistent with past practices;

         (f) enter into, amend or terminate, or propose to enter into, amend or terminate, any Contract related exclusively to the Business, except in the ordinary course of business consistent with past practices;

         (g) waive any material right, forgive any material debt or release any claim related primarily to the Business, except in the ordinary course of business consistent with past practices;

         (h)      make any material change in the conduct of the Business; or

         (i) agree, whether in writing or otherwise, to do any of the foregoing.

         4.2 CONSUMMATION OF AGREEMENT. BSI and Buyer agree to use their reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by them under this Agreement so that the transactions contemplated hereby shall be consummated. Except for events that are the subject of specific provisions of this Agreement, if any event should occur, either within or outside the control of Buyer or BSI, that would materially delay or prevent fulfillment of the conditions upon the obligations of either party hereto to consummate the transactions contemplated by this Agreement, each party will notify the other of any such event and the parties will use their reasonable, diligent and good faith efforts to cure or minimize the same as expeditiously as possible.

         4.3 PUBLICITY. Each of BSI and Buyer agrees not to make any public release or announcement concerning the transactions contemplated hereby without the prior consent of the other party. The above notwithstanding, any party hereto may publicly release or cause the release of such information as may be required by Law but shall provide the other party to this Agreement with reasonable advance notice of the timing and substance of any such release.

         4.4 WARRANTY CLAIMS. If any Person has asserted, or asserts in the future, a warranty or similar claim relating to services or products provided by BSI in the ordinary course of the Business prior to the Closing, BSI may request Buyer to perform on behalf of BSI those services within the scope of the Business that BSI concludes, in its reasonable judgment, to be reasonably required to remedy the claim. Upon receipt of any such request from BSI, and upon execution and delivery by such Person and BSI of Buyer's then standard Support Services Agreement, Buyer shall perform the requested services as soon as reasonably possible, taking into account the other obligations of Buyer and the availability of its employees. Upon its receipt of an invoice from Buyer, BSI promptly shall pay and reimburse Buyer for its reasonable costs and expenses in providing such services, including its reasonable labor costs.

         4.5 BUSINESS EMPLOYEES.

         (a) At the Closing, Buyer shall hire or offer to hire all of the Business Employees with compensation and on terms and conditions that are, in the aggregate, at least comparable to the compensation and terms and conditions of employment of such Business Employee immediately prior to the Closing as disclosed in SECTION 2.10 hereof. Buyer agrees that, under any Plan made available to the Business Employees by Buyer after the Closing, each Business Employee will receive credit for his or her years of service with BSI in determining eligibility for vesting purposes. Buyer further agrees to cover the Business Employees under a health plan that will waive any preexisting condition. Each such offer to hire shall be for employment at will, except that Buyer shall not terminate any Business Employee other than for cause for a period of sixty days subsequent to the Closing.

         (b) In order to induce certain key employees of the Business to accept Buyer's offer of employment, Buyer agrees to establish a bonus pool of an amount of $50,000 or more, from which bonus payments would be made to such employees on terms to be agreed upon prior to Closing. BSI agrees to contribute twenty percent

                  (20%) of the funds necessary to establish such pool, up to an aggregate amount not to exceed $50,000 (but only to the extent the proceeds of such pool are actually paid to such Business Employees within 18 months following the Closing). Any such contributions on the part of BSI shall be made through Buyer's offsetting of Earn-Out Payments due pursuant to SECTION 1.4.

          (c) Subject to approval of its Board of Directors, BSI shall amend the Broadway & Seymour, Inc. 401(k) Profit Sharing Plan (for the purposes of this subsection 4.5(c), the "Plan") to provide that the Business Employees, upon termination of their employment by BSI pursuant to this Agreement, shall immediately vest in any unvested portion of the employer matching contributions under the Plan.

         4.6 AGREEMENT NOT TO SOLICIT EMPLOYEES. (a) Buyer acknowledges that BSI's provision of temporary facilities and services to Buyer will provide Buyer with an opportunity to observe and evaluate employees of BSI who are not Business Employees. Buyer agrees that, commencing upon the execution of this Agreement, (i) for period of two years subsequent to Closing, Buyer shall not directly or indirectly solicit for hire any person who is then, or was within the preceding six months, an employee of BSI other than a Business Employee, which employee is one with whom representatives of the Buyer had more than insubstantial contact at such temporary facilities or in connection with such temporary services (a "non-Business Employee"), and (ii) for a period of one year subsequent to Closing, Buyer shall not directly or indirectly hire any non-Business Employee; provided, however, that such restriction shall not apply to general public advertisements or postings of job vacancies. The obligations of Buyer described above shall not apply to any person subsequent to the date that such person has been terminated by BSI.

         (b) BSI agrees that, commencing upon the consummation of the Closing, without the prior written consent of the Buyer, (i) for a period of one year subsequent to the Closing, BSI shall not directly or indirectly hire any Business Employee who is offered and who accepts employment by Buyer at the Closing pursuant to the terms hereof and (ii) for a period of two years subsequent to the Closing, BSI shall not solicit for hire any Business Employee or other employee of the Business who is then, or was within the preceding six months, an employee of the Business; provided, however, that such restriction shall not apply to general public advertisements or postings of job vacancies. The obligations of BSI described above shall not apply to any person subsequent to the date that such person has been terminated by Buyer.

         4.7 NONASSIGNABLE CONTRACTS. Prior to the Closing, BSI shall use its best efforts to obtain any consents that are required for the assignment to Buyer of any Contracts included within the Assets. Buyer shall cooperate with BSI and use its best efforts to assist BSI in obtaining such consents. In the event that the parties are unable to obtain any such required consents prior to Closing (and in the further event that Buyer agrees to proceed to Closing without such consents), the parties shall cooperate fully and in good faith subsequent to Closing to ensure that, to the maximum extent possible, Buyer obtains the benefits of and assumes the burdens of all such Contracts to the full extent contemplated by this Agreement. Without limitation, with respect to all such Contracts: (a) the parties shall continue to use their best efforts to obtain such consents; (b) Buyer shall act as a subcontractor of BSI and, in that capacity, shall perform all of the obligations and assume all of the liabilities that Buyer would have been required to perform and assume if the other parties to such Contracts had consented to the assignment thereof; and (c) BSI will seek to collect on behalf of Buyer all amounts that Buyer would have directly received from the other parties to such Contracts if such parties had consented to the assignment thereof and will promptly remit to Buyer any such amounts that are so received by BSI.

         4.8 COMPLIANCE WITH BULK SALES LAWS. Buyer hereby waives compliance by BSI with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. Buyer's waiver of BSI's compliance with such procedures shall not be deemed to be a waiver of Buyer's rights with respect to any lien asserted by any Person as a result of BSI's failure to comply with such procedures.

         4.9 ADDITIONAL DOCUMENTS; UPDATED SCHEDULES. Subject to the other terms and conditions of this Agreement, at any time and from time to time, whether before or after the Closing, each party shall execute and deliver to the other all instruments and documents and take all other action that such other party may reasonably request to consummate or to evidence the consummation of the transactions contemplated by this Agreement. Without limiting the foregoing, BSI shall furnish to Buyer at least five days prior to the Closing Date, updated Schedules reflecting any changes to the information disclosed in the Schedules hereto.

         4.10 NON-SOLICITATION. Prior to the valid termination hereof, BSI shall not, directly or indirectly, encourage, solicit, initiate, engage in or continue any discussions or negotiations with or provide any information to any Person other than Buyer concerning the acquisition of the Business or all or any material Assets.

         4.11 BOOKS AND RECORDS.

         (a) Access. For a period of six years after the Closing, each party shall provide the other party with reasonable access during normal business hours to the books and records of the Business (other than books and records protected by the attorney-client privilege) including, but not limited to, general books of account and books of original entry that comprise such party's permanent accounting or Tax records and books and records that such party is required to retain pursuant to any statute, rule or regulation, to the extent that they relate to the condition or operation of the Business prior to the Closing and are requested by such party to prepare its Tax returns, to respond to third party claims or actions or for any other legitimate purpose specified in writing. Each party shall have the right, at its own expense, to make copies of any such books and records.

         (b) Destruction. For a period of six years after the Closing, neither party shall dispose of or destroy any books and records of the Business to the extent that they relate to the condition or operation of the Business without first offering to turn over possession thereof to the other party by written notice at least 30 calendar days prior to the proposed date of disposition or destruction.

         (c) Confidentiality. Each party may take such action as it deems reasonably appropriate to separate or redact information unrelated to the Business from documents and other materials requested and made available pursuant to this Section and to condition access to materials that it deems confidential to the execution and delivery of an agreement by the other party not to disclose or misuse such information.

                  4.12 NON-COMPETITION. BSI agrees that, for a period of three years following the Closing Date, without the prior written consent of Buyer, it shall not compete with Buyer in the development, sale, licensing, maintenance or distribution of check imaging, processing or archiving software or any other business directly competitive with the Business as presently conducted. Notwithstanding the foregoing, BSI shall not be prohibited from performing systems integration services not primarily related to the check imaging, processing or archiving business.


                                   ARTICLE 5.

                     ACCESS TO INFORMATION; CONFIDENTIALITY

         5.1 ACCESS TO INFORMATION. Between the date of this Agreement and the Closing Date, BSI shall give Buyer and its authorized representatives reasonable access, during normal business hours and upon reasonable notice, to the Business Records of BSI that relate to the Business and the Business Employees and Business Independent Contractors. Buyer shall conduct any such investigation in such a manner as not to interfere unreasonably with the normal operations of BSI. BSI shall furnish Buyer with such financial and operating data and other information with respect to the operations of the Business as Buyer may from time to time reasonably request.

         5.2 CONFIDENTIALITY. As used in this section, the term "Confidential Information" shall have the meaning set forth in the Confidentiality Agreement dated April 15, 1997 between Buyer and BSI (the "Confidentiality Agreement"). Prior to the Closing, Buyer will hold all Confidential Information in confidence in accordance with the terms of the Confidentiality Agreement. Should this Agreement be validly terminated prior to Closing, Buyer promptly shall destroy or return to BSI all written or electronic copies of Confidential Information, and shall not make any further use thereof in accordance with the terms of the Confidentiality Agreement.


                                   ARTICLE 6.

                               CLOSING CONDITIONS

         6.1 MUTUAL CONDITIONS. Neither party shall be obligated to proceed with the Closing if, on the Closing Date, either BSI or Buyer is subject to any order, decree or injunction of a court of competent jurisdiction that enjoins or prohibits the consummation of this Agreement or any

Governmental Authority has instituted a suit or proceeding that is then pending and seeks to enjoin or prohibit the transactions contemplated hereby. Any party who is subject to any such order, decree or injunction or the subject of any such suit or proceeding shall take any steps within that party's control to cause any such order, decree or injunction to be modified so as to permit the Closing and to cause any such suit or proceeding to be dismissed.

         6.2 CONDITIONS TO THE OBLIGATIONS OF BSI. The obligations of BSI to effect the transactions contemplated hereby shall be further subject to the fulfillment of the following conditions, any one or more of which may be waived by BSI:

         (a) All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made as of such date (provided that any representation or warranty already qualified by materiality shall be required to be true and correct). Buyer shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing. BSI shall have received a certificate to the matters set forth in this SECTION 6.2(a) signed on behalf of Buyer by an authorized officer of Buyer.

         (b) BSI shall have received an opinion from counsel to Buyer (who may be an attorney in the office of the General Counsel of Buyer), dated the Closing Date, dealing with matters typical for a transaction of this nature and in form and substance reasonably acceptable to BSI.

         (c) BSI shall have obtained any required consent to assignment under any Contract that is material to the operation of the Business.

         (d)      BSI shall have received from Buyer the following:

                   (i)     Payment of the Closing Payment pursuant to SECTION
                           1.2.

                  (ii) An Assignment and Assumption Agreement (the "Assumption Agreement") in a form mutually satisfactory to each of BSI and the Buyer, pursuant to which BSI will assign to Buyer the Contracts included in the Assets and Buyer will assume the Assumed Liabilities, duly executed by Buyer;

                 (iii)     The Services Agreement, duly executed by Buyer;

                  (iv) A North Carolina resale certificate for the Software, if required; and

                   (v) Any other agreements, certificates, consents, approvals or documentary evidence required to be delivered pursuant to Buyer's obligations hereunder.

         6.3 CONDITIONS TO THE OBLIGATIONS OF BUYER. The obligations of Buyer to effect the transactions contemplated hereby shall be further subject to the fulfillment of the following conditions, any one or more of which may be waived by Buyer:

         (a) All representations and warranties of BSI contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made as of such date (provided that any representation or warranty already qualified by materiality shall be required to be true and correct). BSI shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing. Buyer shall have received a certificate to the matters set forth in this SECTION 6.3(a) signed by an authorized officer of BSI.

         (b) Buyer shall have received an opinion from counsel to BSI (who may be an attorney in the office of the General Counsel of
                  BSI), dated the Closing Date, dealing with matters typical for a transaction of this nature and in form and substance reasonably acceptable to Buyer.

         (c) BSI shall have obtained any required consent from any third party (including, without limitation, pursuant to any Contract that is material to the operation of the Business).

         (d)      Buyer shall have received from BSI the following:

                   (i)     The Assumption  Agreement, duly executed by BSI;

                  (ii) A Bill of Sale in a form satisfactory to Buyer, pursuant to which BSI will convey to Buyer certain of the Assets, duly executed by BSI;

                 (iii) one or more Assignments of Trademark in a form satisfactory to Buyer, pursuant to which BSI will transfer and convey to Buyer the Marks and Trade Names included in the Assets, in each case duly executed by BSI;

                  (iv) one or more Assignments of Copyright in a form satisfactory to Buyer, pursuant to which BSI will transfer and convey to Buyer the Copyrights included in the Assets, in each case duly executed by BSI;

                   (v)     The Services Agreement, duly executed by BSI; and

                  (vi) Any other agreements, certificates, consents, approvals or documentary evidence required to be delivered pursuant to Buyer's obligations hereunder.

         (e) Buyer shall have completed its due diligence investigation of the Business, the Assets and the Assumed Liabilities, and shall not have discovered any facts or circumstances relating to the Business, the Assets or the Assumed Liabilities that, in its reasonable judgment and discretion, would have an adverse impact on the Assets, Assumed Liabilities or the properties, financial condition or prospects of the Business involving an amount in excess of $350,000 in the aggregate, or a material adverse effect on the ability of either party to perform its obligations hereunder.

         (f) The Business Employees set forth on SCHEDULE 6.3(f) shall have accepted Buyer's offer of employment, contingent upon the consummation of the Closing.

         (g) BSI shall have amended the Broadway & Seymour, Inc. 401(k) Profit Sharing Plan as provided in Section 4.5(c).


                                   ARTICLE 7.

                                   TERMINATION

         7.1 TERMINATION. Notwithstanding anything to the contrary in this Agreement, the obligations of the parties hereunder may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing
Date:

         (a)      by mutual written consent of BSI and Buyer;

         (b) by either BSI or Buyer, if there shall be any law or regulation that makes consummation of this Agreement illegal or otherwise prohibited or if any judgment, injunction, order or decree permanently enjoining Buyer or BSI from consummating this Agreement is entered and such judgment, injunction, order or decree shall become final and non-appealable;

         (c) by either BSI or Buyer if the Closing has not occurred on or prior to September 30, 1997; or

         (d) By Buyer, in the event that Buyer determines that the condition set forth in SECTION 6.3(f) cannot or will not be satisfied prior to the Closing.

         7.2 PROCEDURE AND EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to SECTION 7.1, the party terminating this Agreement shall give prompt written notice thereof to the other party, and the transactions contemplated hereby shall be abandoned, without further action by any party; provided, that each party shall remain liable for any Buyer's Damages or BSI's Damages as the case may be, resulting from any breach by it of the terms of this Agreement. Each filing, application and other submission relating to the transactions contemplated hereby shall, to the extent practicable, be withdrawn from the Person to which it was made. Buyer shall continue to be bound by its obligations of confidentiality set forth in the Confidentiality Agreement subsequent to the termination of this Agreement.

                           [Intentionally left blank]

                                   ARTICLE 8.

                                 INDEMNIFICATION

         8.1 SURVIVAL OF REPRESENTATIONS. The representations and warranties made by the parties in this Agreement, or in any certificate furnished by one party to another party pursuant to this Agreement on or prior to Closing, shall survive for a period of eighteen months following the Closing (provided, however, that the representations contained in the final sentence of Section 2.5 and in Section 2.6(d) shall survive for a period of three (3) years following the Closing and provided, further, that the representations contained in Section
2.8 shall survive following the Closing for the period of the statute of limitations applicable to such matters). No warranty or representation shall be deemed to be waived or otherwise diminished as a result of any due diligence investigation by the party to whom the warranty or representation was made or as a result of any actual or constructive knowledge by such party with respect to any facts, circumstances or claims or by the actual or constructive knowledge of such person that any warranty or representation is false at the time of Closing. The obligation of indemnification in this ARTICLE 8 is the exclusive remedy with respect to any breach of a warranty or representation within the scope of this
SECTION 8.1 and all claims made by virtue of such warranties and representations must be made under, and subject to the limitations set forth in, this ARTICLE 8.

         8.2 BSI'S AGREEMENT TO INDEMNIFY.

         (a) Agreement to Indemnify. Subject to the limitations set forth in this SECTION 8.2, BSI agrees to indemnify, defend and hold harmless Buyer and its Affiliates from and against all demands, claims, actions, losses, damages, liabilities, costs and expenses (including, without limitation, settlement costs, arbitration costs and any reasonable legal and other expenses for investigating or defending any action or threatened action) asserted against or incurred by Buyer or its Affiliates arising out of or in connection with or resulting from (i) a breach of any warranty or representation of BSI contained in this Agreement or in any certificate furnished to Buyer pursuant to this Agreement, (ii) a breach by BSI of any of its agreements or covenants contained herein or in any agreement executed pursuant hereto or in connection herewith and (iii) any and all Retained Liabilities (collectively, "Buyer's Damages").

         (b) Limitations. BSI shall be obligated to indemnify Buyer only for those Buyer's Damages as to which Buyer has given BSI notice within the applicable survival period, as set forth in
                  SECTION 8.1 hereof. Buyer shall not be entitled to assert any claim under SECTION 8.2(a)(i) until the cumulative amount of Buyer's Damages exceeds Fifty Thousand Dollars ($50,000), at which time Buyer may seek indemnification for all Buyer's Damages (including such $50,000). The cumulative obligation of BSI to Buyer for Buyer's Damages under SECTION 8.2(a)(i) shall not exceed the amount equal to the sum of $3,000,000 and the minimum amount owed in respect of the Earn-Out Payments due pursuant to SECTION 1.4(b).

         (c) Claims by Other Persons. In the event Buyer has a claim for Buyer's Damages resulting from the assertion of liability by another Person, Buyer will promptly give BSI notice of any such claim, and BSI may undertake the defense thereof by counsel of its own choosing. Buyer may, by counsel, participate in such proceedings, negotiations or defense, at its own expense. Buyer shall furnish to BSI in reasonable detail such information as Buyer may have with respect to such claim, including all records and similar materials that are reasonably required in the defense of such claim. In the event that within ten (10) days after notice of any such claim, BSI has not notified Buyer of its intention to defend the claim, or in the event that BSI fails to pursue the defense of the claim in a reasonable manner, Buyer will (upon further notice to BSI) have the right to undertake the defense, compromise or settlement of such claim at the reasonable expense of BSI. BSI may elect to participate in such proceedings, negotiations or defense at any time at its own expense. Buyer shall not settle any such claim without the consent of BSI, which consent shall not be unreasonably withheld. BSI will obtain the prior written consent of Buyer before entering into any settlement of any such claim, which approval will not be unreasonably withheld, except that it will not be unreasonable to withhold approval if, pursuant to or as a result of such settlement, injunctive or other equitable relief would be imposed upon Buyer or its Affiliates. In no event will BSI consent to the entry of judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to Buyer and its Affiliates of a release from liability in respect of such claim. Notwithstanding the above, Buyer may elect by written notice, at any time in its sole discretion, to control the defense or settlement of any claim to the extent such claim seeks an order, injunction or other equitable relief against Buyer or its Affiliates which, if successful, in Buyer's sole judgment, could materially interfere with the business, operations, assets, conditions or prospects of Buyer or its Affiliates, provided that upon such election Buyer shall be responsible for the subsequent costs of defending such claim and BSI shall remain liable to Buyer for any other Buyer's Damages as herein provided. The failure by Buyer to furnish on a timely basis to BSI any notice required to be furnished under this SECTION 8.2 shall not relieve BSI from any liability that it may have to Buyer under this SECTION 8.2 except to the extent that BSI's ability to defend a claim is materially prejudiced by such failure.

         8.3 BUYER'S AGREEMENT TO INDEMNIFY.

         (a) Agreement to Indemnify. Subject to the limitations set forth in this SECTION 8.3, Buyer hereby agrees to indemnify, defend and hold harmless BSI and its Affiliates from and against all demands, claims, actions, losses, damages, liabilities, costs and expenses (including, without limitation, settlement costs, arbitration costs and any reasonable legal and other expenses for investigating or defending any action or threatened action) asserted against or incurred by BSI and its Affiliates arising out of or in connection with or resulting from (i) a breach of any warranty or representation of Buyer contained in this Agreement or in any certificate furnished to BSI pursuant to this Agreement, (ii) a breach by Buyer of any of its agreements or covenants contained herein or in any agreement executed pursuant hereto or in connection herewith and (iii) any and all Assumed Liabilities. (collectively, "BSI's Damages").

         (b) Limitations. Buyer shall be obligated to indemnify BSI only for those BSI's Damages as to which BSI has given Buyer notice within eighteen months after the Closing Date. BSI shall not be entitled to assert any claim under SECTION 8.3(a)(i) until the Cumulative amount of BSI's Damages exceeds Fifty Thousand Dollars ($50,000), at which time BSI may seek indemnification for all BSI's Damages (including such $50,000). The cumulative obligation of Buyer to BSI for BSI's Damages under SECTION 8.3(a)(i) shall not exceed the amount of the cash purchase price paid by Buyer at Closing.

         (c) Claims by Other Persons. In the event BSI has a claim for BSI's Damages resulting from the assertion of liability by another Person, BSI will promptly give Buyer notice of any such claim, and Buyer may undertake the defense thereof by counsel of its own choosing. BSI may, by counsel, participate in such proceedings, negotiations or defense, at its own expense. BSI shall furnish to Buyer in reasonable detail such information as BSI may have with respect to such claim, including all records and similar materials that are reasonably required in the defense of such claim. In the event that within ten (10) days after notice of any such claim, Buyer fails to notify BSI of its intention to defend the claim, or in the event that Buyer fails to pursue the defense of the claim in a reasonable manner, BSI will (upon further notice to Buyer) have the right to undertake the defense, compromise or settlement of such claim at the reasonable expense of Buyer. Buyer may elect to participate in such proceedings, negotiations or defense at any time at its own expense. BSI shall not settle any such claim without the consent of Buyer, which consent shall not be unreasonably withheld. Buyer will obtain the prior written consent of BSI before entering into any settlement of any such claim, which approval will not be unreasonably withheld, except that it will not be unreasonable to withhold approval if, pursuant to or as a result of such settlement, injunctive or other equitable relief would be imposed upon BSI or its Affiliates. In no event will Buyer consent to the entry of judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to BSI and its Affiliates of a release from liability in respect of such claim. Notwithstanding the above, BSI may elect by written notice, at any time in its sole discretion, to control the defense or settlement of any claim to the extent such claim seeks an order, injunction or other equitable relief against BSI or its Affiliates which, if successful, in BSI's sole judgment, could materially interfere with the business, operations, assets, conditions or prospects of BSI or its Affiliates, provided that upon such election BSI shall be responsible for the subsequent costs of defending such claim and Buyer shall remain liable to BSI for any other BSI's Damages as herein provided. The failure by BSI to furnish on a timely basis to Buyer any notice required to be furnished under this SECTION 8.2 shall not relieve Buyer from any liability that it may have to BSI under this SECTION 8.2 except to the extent that Buyer's ability to defend a claim is materially prejudiced by such failure.


                                   ARTICLE 9.

                        GLOSSARY OF DEFINITIONS AND TERMS

         In addition to the terms that may be defined elsewhere in this Agreement, the following terms shall have the meanings indicated below when used in this Agreement as defined terms:

         "1996 LICENSE AGREEMENT" shall have the meaning assigned to such term in the Background Statement of this Agreement.

         "AFFILIATE" means, with respect to any Person, each of the Persons that directly or indirectly, through one or more intermediaries, owns or controls, or is controlled by or under common control with, such Person. For the purpose of this Agreement "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership or voting securities, by contract or otherwise.

         "BUSINESS RECORDS" means all files, records, documents, data, plans, Contracts, proposals and other recorded knowledge of BSI, whether in written, electronic, visual or other form.

         "CLOSING" shall have the meaning assigned to such term in SECTION 1.6.

         "CONTRACT" means any legally binding obligation or agreement to which BSI is a party, whether or not reduced to writing, specifically including any note, bond, mortgage, lease, license and other instrument.

         "COPYRIGHT" means the legal right provided by the Copyright Act of 1976, as amended, to the expression contained in any work of authorship fixed in any tangible medium of expression together with any similar rights arising in any other jurisdiction as a result of statute or treaty.

         "CORRECTIONS" means a change in the Software or Diagnostics to correct errors or defects in the Software or Diagnostics or to make the Software conform to BSI's then current Documentation.

         "DIAGNOSTICS" means those diagnostic programs or associated software that constitute a system of analysis and testing, in Object Code form of one or more software programs, and whose primary function is to perform or assist in performing diagnostic functions on all or any part of the Software, including all Corrections, Updates, Upgrades, Improvements and Enhancements and Translations to any portion thereof.

         "DOCUMENTATION" means (a) those visually or machine readable materials for use in connection with the Software and Diagnostics, including, but not limited to, new documents, corrected documents and revisions to properly reflect changes made to the Software and Diagnostics; and (b) those Source Code listings, comment statements, flow charts, maintenance tools, test programs, program specifications and other similar documents and materials related to the Software and Diagnostics, including, but not limited to, new documents, corrected documents and revisions to properly reflect changes made to the Software and Diagnostics.

         "ECHO SOFTWARE" means object code and source code versions of all releases of Echo, together with any corrections, updates, upgrades, improvements, enhancements and translations to any portion thereof. The term "Echo Software" also includes all written or electronic materials in BSI's possession that explain the structure or use of the Echo Software or that were used in the development of the Echo Software, including logic diagrams, flow charts, procedural diagrams, error reports, manuals and training materials.

         "ENCUMBRANCE" means any lien, security interest, claim, charge, assessment, covenant, restriction, easement, encroachment or other title exception or defect or other encumbrance of any nature whatsoever.

         "ENHANCEMENT" means a new function or feature for any portion of the Software or Diagnostics that provides a new capability that the previous releases or versions of the Software or Diagnostics did not have and that may be incorporated into the Software or Diagnostics by modification of the then existing programs or by development of new programs.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

         "FIXED ASSETS" means all equipment (including computer hardware and data processing and telecommunications equipment), machinery, furniture and furnishings, fixtures, tools, supplies, replacement parts and vehicles owned or leased by BSI, but excluding any leasehold improvements.

         "GOVERNMENTAL AUTHORITY" means any nation, province, state, city, county or other political subdivision thereof, and any court, agency, natural person or other entity exercising executive, judicial, legislative, regulatory or administrative functions of or pertaining to government.

         "IMPROVEMENT" means an addition to any portion of the Software or Diagnostics that is intended to or that does improve the performance of the Software or Diagnostics or any portion thereof or that is a replacement for any such portion.

         "INVENTORY" means all inventories of goods, materials and supplies of BSI within the scope of the Business that are used or consumed in providing products and services, or are held for sale or license to customers, in the ordinary course of the Business.

         "KNOWLEDGE" means, with respect to any particular fact, actual or constructive knowledge that the fact is true or actual or constructive knowledge of facts and circumstances that would lead a reasonable person to believe the fact to be true. A party shall be deemed to have constructive knowledge of those facts and circumstances relating to any particular matter that would have been learned through reasonable inquiry and investigation by those employees of that party with responsibility for the matter.

         "LAWS" mean and includes statutes, laws, ordinances, rules, orders and regulations.

         "LIABILITIES" means all liabilities or obligations of any nature whatsoever, whether accrued or unaccrued, known or unknown, fixed or contingent, specifically including any liability or obligation resulting from or relating to any breach of contract, breach of warranty, tort, infringement, or violation of law.

         "MARK" means any word, name, symbol or device used by a Person to identify its goods or services, whether or not registered, and any right that may exist to obtain a registration with respect thereto from any Governmental Authority and any rights arising under any such application. As used in this Agreement, the term "Mark" includes trademarks and service marks.

         "OBJECT CODE" means the machine executable form of Software, Diagnostics or Other Software which results from the compilation or assembly of Source Code.

         "OTHER SOFTWARE" means all types of computer software programs other than the Software Diagnostics or Echo Software including internally used software and software licensed by BSI for resale to end-users. The term "Other Software" includes any Object Code and Source Code versions of operating systems, application programs, software tools and firmware in BSI's possession. The term "Other Software" also includes all written or electronic materials in BSI's possession that explain the structure or use of Other Software or that were used in the development of Other Software, including logic diagrams, flow charts, procedural diagrams, error reports, manuals and training materials.

         "PATENT" means any patent granted by the U.S. Patent and Trademark Office, or by the comparable agency of any other country, and any renewal thereof, and any rights arising under any patent application filed with the U.S. Patent and Trademark Office or the comparable agency of any other country and any rights that may exist to file any such application.

         "PERMITS" means all licenses, permits, authorizations, registrations, certificates, franchises and approvals of any nature issued by any Governmental Authority to BSI or otherwise obtained by BSI from any Governmental Authority.

         "PERMITTED ENCUMBRANCES" means liens for Taxes not yet due and payable, for current Taxes not in default, other statutory liens arising in the ordinary course of business and under certain equipment leases listed in SCHEDULE 1.1A hereto.

         "PERSON" means an individual, partnership, corporation, limited liability company, trust, decedent's estate, joint venture, joint stock company, association, unincorporated organization, Governmental Authority or other entity.

         "PLAN" means any employee pension, retirement, profit-sharing, stock bonus, incentive, deferred compensation, stock option, employee stock ownership, hospitalization, medical, dental, vacation, insurance, sick pay, disability, severance or other plan, fund, program, policy, contract or arrangement, whether arrived at through collective bargaining or otherwise, providing employee benefits, including but not limited to any "employee benefit plan" as that term is defined in Section 3(3) of ERISA, currently or expected to be maintained or previously maintained at any time in the last five years by, sponsored in whole or in part by, or contributed to by BSI, for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries, whether created in writing, through an employee manual or similar document, or orally.

         "PROPRIETARY RIGHTS" means Copyrights, Marks, Trade Secrets, Trade Names, Patents, together with any rights in and to trade secrets, know-how, show-how, proprietary technical information, algorithms, designs, process, work for hire, inventions, invention disclosures, drawings, blueprints, research in progress and claims of infringement against third parties.

         "SOFTWARE" means (a) Object Code and Source Code versions of all Releases of VisualImpact, including without limitation VisualImpact Release 2.1 and the state of completion of releases 4.0 and 5.0, together with any Corrections, Updates, Upgrades, Improvements, Enhancements and Translations to any portion thereof.

         "SOURCE CODE" means the symbolic programming languages employed to develop the Software, Diagnostics and Other Software which when compiled and/or assembled is transformed into an Object Code form of the Software, Diagnostics and Other Software.

         "TAXES" means all taxes, charges, fees, levies or other assessments (whether federal, state, local or foreign), including, without limitation, income, gross receipts, excise, property, estate, sales, use, value added, transfer, license, payroll, franchise, ad valorem, withholding, Social Security and unemployment taxes; and such term shall include any interest, penalties and additions to such taxes, charges, fees, levies or other assessments.

         "TRADE NAME" means any word, name or symbol used by a Person to identify its business.

         "TRADE SECRETS" means business or technical information of any Person including, but not limited to, customer lists and know-how, that is not generally known to other Persons who are not subject to an obligation of nondisclosure and that derives actual or potential commercial value from not being generally known to other Persons.

         "TRANSLATIONS" means translations of the Software and Diagnostics into foreign languages and localizations and nationalizations of the Software and Diagnostics for foreign countries made by or for BSI.

         "UPDATE" means a release of the Software or Diagnostics subsequent to the initial delivery to Buyer under the 1996 License Agreement in which BSI has incorporated (a) accumulated Corrections, (b) Upgrades, (c) Improvements, or (d) Enhancements, together with new or revised Documentation that properly describes the updated Software or Diagnostics.

         "UPGRADE" means a change made in the Software or Diagnostics to permit the Software or Diagnostics to be used and properly operated with modifications made to the operating system.


                                   ARTICLE 10.

                            MISCELLANEOUS PROVISIONS

         10.1 EXPENSES. Whether or not the transactions contemplated hereby are consummated, each party shall pay all costs and expenses incurred by such party in connection with this Agreement and the transactions contemplated hereby.

         10.2 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by written agreement of Buyer and BSI.

         10.3 WAIVER OF COMPLIANCE; CONSENTS. Except as otherwise provided in this Agreement, any failure of one party to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the other party only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         10.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by hand or a reputable national over-night courier service or by facsimile transmission or three business days after mailing when mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties in the manner provided below:

         (a) Any notice to Buyer shall be given to Buyer at the following address:

                           Unisys Corporation
                           P.O. Box 500
                           Blue Bell, Pennsylvania  19424
                           Attn:  Chief Financial Officer
                           Fax:  (215) 986-6352
                  with a copy to:

                           Unisys Corporation
                           P.O. Box 500
                           Blue Bell, Pennsylvania  19424
                           Attn:  General Counsel
                           Fax:  (215) 986-5803

         (b) Any notice to BSI shall be given to BSI at the following address:

                           128 South Tryon Street
                           Charlotte, North Carolina  28202
                           Fax No.  (704) 344-3542
                           Attn:  General Counsel

Any party may change the address to which notice is to be given by notice given in the manner set forth above.

         10.5 BINDING AGREEMENT; ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder (including without limitation Buyer's obligations under SECTION 1.4) shall be assigned by any party hereto without the prior written consent of the other party.

         10.6 NO RIGHTS IN THIRD PARTIES. This Agreement shall not grant any rights or remedies to any Person that is not a party to this Agreement. No Person is a third party beneficiary of this Agreement.

         10.7 GOVERNING LAW. The execution, interpretation and performance of this Agreement shall be governed by the internal laws and judicial decisions of the State of New York.

         10.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.9 INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. The warranties, representations, covenants, rights and remedies of the parties hereunder shall be construed as being cumulative.

         10.10 ENTIRE AGREEMENT. This Agreement, including the Schedules hereto, embodies the entire agreement and understanding of the parties with respect of the subject matter of this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transactions contemplated hereby.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                   UNISYS CORPORATION

                                   By:     /s/ Lawrence C. Russell
                                           -------------------------------------
                                   Name:   Lawrence C. Russell
                                   Title:  President, Information Services Group



                                   BROADWAY & SEYMOUR, INC.

                                   By:     /s/ Alan C. Stanford
                                           -------------------------------------
                                   Name:   Alan C. Stanford
                                   Title:  Chairman and Chief Executive Officer

                                    INDEX


1996 License Agreement.......................................................28
Affiliate....................................................................28
Business Records.............................................................28
Closing......................................................................28
Contract.....................................................................28
Copyright....................................................................28
Corrections..................................................................28
Diagnostics..................................................................28
Documentation................................................................28
Encumbrance..................................................................29
Enhancement..................................................................29
ERISA........................................................................29
Fixed Assets.................................................................29
Governmental Authority.......................................................29
Improvement..................................................................29
Inventory....................................................................29
Knowledge....................................................................30
Laws.........................................................................30
Liabilities..................................................................30
Mark.........................................................................30
Object Code..................................................................30
Patent.......................................................................30
Permits......................................................................30
Permitted Liens..............................................................30
Person.......................................................................31
Plan.........................................................................31
Proprietary Rights...........................................................31
Software.................................................................30, 31
Source Code..................................................................31
Taxes........................................................................31
Trade Name...................................................................31
Trade Secrets................................................................31
Translations.................................................................31
Update.......................................................................32
Upgrade......................................................................32


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